Mannatech Reports Financial Results for Second Quarter 2024

(Flower Mound, Texas) August 13, 2024 - Mannatech, Incorporated (NASDAQ: MTEX), ("Mannatech" or "Company"), global health and wellness company committed to transforming lives to make a better world, today announced financial results for its second quarter of 2024.

Second Quarter Highlights
•Net sales for the quarter ended June 30, 2024 were $27.7 million, as compared to $32.6 million for the same period in 2023, a decrease of $4.9 million, or 14.9%. On a Constant dollar basis (see Non-GAAP Measures, below) our net sales decreased $4.2 million, or 12.9%, and unfavorable foreign exchange caused a $0.7 million decrease in GAAP net sales as compared to the same period in 2023. The decline in revenues was principally due to supply chain constraints, items on back order, and some weakening of economic conditions in Asia.
•Gross profit as a percentage of net sales decreased to 77.1% for three months ended June 30, 2024, as compared to 78.5% for the same period in 2023, some of the increase in costs were related to increased freight costs related to back ordered items and running some sales promotions on products thereby reducing our margin.
•Commission expenses for the three months ended June 30, 2024 decreased by 12.5%, or $1.6 million, to $11.1 million, as compared to $12.7 million for the same period in 2023. Commissions are earned from sales. Commission expenses in dollar terms decreased during the three months ended June 30, 2024 primarily due to a decline in our sales. For the three months ended June 30, 2024, commissions as a percentage of net sales increased to 40.0% from 38.9% for the same period in 2023. The increase in commissions was due partially to running promotions on our products.
•For the three months ended June 30, 2024, selling and administrative expenses decreased by $2.2 million, or 17.0%, to $10.9 million, as compared to $13.1 million for the same period in 2023. The decrease in selling and administrative expenses was the result of a $0.9 million reduction in payroll costs, a $0.7 million decrease in legal and consulting fees, a $0.3 million decrease in travel and entertainment costs, a $0.2 million decrease in marketing costs and a $0.1 million decrease in office expenses. Selling and administrative expenses, as a percentage of net sales, for the three months ended June 30, 2024 decreased to 39.1% from 40.1% for the same period in 2023.
•Loss from operations was $1.1 million for the three months ended June 30, 2024 as compared to $1.0 million in the same period last year. On a Constant dollar basis (see Non-GAAP Measures, below), the loss from operations was unfavorably affected by $0.1 million due to foreign exchange. Weaker than expected economic conditions in the Asian markets led to reduced recruiting and lower sales per Associate during the quarter, which caused a reduction to net sales of $3.4 million. Supply chain challenges in the Americas drove a $1.1 million decrease in net sales in the Americas during the quarter.
•Due to the strengthening of the U.S. Dollar and dissolution of an entity, foreign exchange gains were $1.1 million the three months ended June 30, 2024. This included a one-time gain of $0.2 million during the quarter ended June 30, 2024 attributable to the liquidation of the Company’s entity in Sweden.
•Income tax expense was $0.5 million for the three months ended June 30, 2024 as compared to $0.3 million in the same period last year.
•Net loss was $0.6 million for the three months ended June 30, 2024, or $0.33 per diluted share, as compared to $1.1 million, or $0.59 per diluted share for the three months ended June 30, 2023.
•As of June 30, 2024, the company's cash and cash equivalents increased 18.9%, or $1.5 million, to $9.2 million from $7.7 million as of December 31, 2023. Cash used in operations was $0.8 million for the six months ended June 30, 2023 compared to $1.3 million for the same period in 2023. Acquisition of property and equipment decreased for the six months ended June 30, 2024, to $0.1 million compared to $0.4 million for the same period in 2023. Financing activities provided $3.1 million of cash during the quarter ended June 30, 2024. This increase consisted of $3.6 million in gross loan proceeds and use of $0.5 million for the repayment of finance lease obligations and other long-term liabilities. For the six months ended June 30, 2023, $1.3 million was used related to payments for dividends of $0.7 million, repurchase of common stock of $0.1 million and $0.4 million for the repayment of lease obligations and other long-term liabilities. Additionally, foreign exchange effects reduced cash position $0.8 million in the six months ended June 30, 2024, compared to $1.5 million in the same period in 2023.

•The approximate number of new and continuing independent associate and preferred customer positions held by individuals in Mannatech’s network and associated with purchases of its packs or products as of June 30, 2024 and 2023 remained constant at approximately 142,000 as our Associate attrition rate decreased by 21%. Recruiting new associates and preferred customers decreased 13.6% in the second quarter of 2024 as compared to the second quarter of 2023.

Landen Fredrick, President and CEO, stated, “We are a multinational company and therefore we are subject to fluctuations in the value of the U.S. Dollar versus other currencies in the countries we operate. Although we recorded a second quarter loss in 2024, we recorded an overall gain in the first six months of 2024. The gain was, in part, a result of a second quarter $1.1 million foreign exchange gain, reflected in “Other Income” in our Statement of Operations. This gain in the second quarter, coupled with our $0.9 million foreign exchange gain in the first quarter of 2024 contributed to the net income for the six months ended 2024 of $0.6 million.”
Mr. Fredrick continued, “Demand remained weak in the second quarter across our world-wide operations but was most pronounced in our Asia/Pacific region where economic conditions have not improved.”
Mr. Fredrick concluded, “We see continued economic challenges for the remainder of 2024, however, we remain committed to increasing our revenues through increasing the number of our sales associates and preferred customers while maintaining disciplined cost controls.”

Non-GAAP Financial Measures
In addition to results presented in accordance with GAAP, this press release and related tables include certain non-GAAP financial measures, including a presentation of Constant dollar measures. The company discloses operating results that have been adjusted to exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, including changes in: Net Sales, Gross Profit, and Income from Operations.
The company believes that these non-GAAP financial measures provide useful information to investors because they are an indicator of the strength and performance of ongoing business operations. The constant currency figures are financial measures used by management to provide investors with an additional perspective on trends. Although management believes the non-GAAP financial measures enhance investors’ understanding of their business and performance, these non-GAAP financial measures should not be considered an exclusive alternative to accompanying GAAP financial measures. Please see the accompanying table entitled "Non-GAAP Financial Measures" for a reconciliation of these non-GAAP financial measures.

Safe Harbor statement
This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by use of phrases or terminology such as “may,” “will,” “should,” "hope," “could,” “would,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “approximates,” “predicts,” “projects,” “potential,” and “continues” or other similar words or the negative of such terminology. Similarly, descriptions of Mannatech’s objectives, strategies, plans, goals or targets contained herein are also considered forward-looking statements. Mannatech believes this release should be read in conjunction with all of its filings with the United States Securities and Exchange Commission and cautions its readers that these forward-looking statements are subject to certain events, risks, uncertainties, and other factors. Some of these factors include, among others, Mannatech’s inability to attract and retain associates and members, increases in competition, litigation, regulatory changes, and its planned growth into new international markets. Although Mannatech believes that the expectations, statements, and assumptions reflected in these forward-looking statements are reasonable, it cautions readers to always consider all of the risk factors and any other cautionary statements carefully in evaluating each forward-looking statement in this release, as well as those set forth in its latest Annual Report on Form 10-K, and other filings filed with the United States Securities and Exchange Commission, including its current reports on Form 8-K. All of the forward-looking statements contained herein speak only as of the date of this release.

^ Mannatech operates in China under a cross-border e-commerce platform that is separate from its network marketing model.

Individuals interested in Mannatech's products or in exploring its business opportunity can learn more at Mannatech.com.

Contact Information:
Erin K. Barta
General Counsel and Corporate Secretary
214-724-3378
ir@mannatech.com
www.mannatech.com

MANNATECH, INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share information)

ASSETS	June 30, 2024 (unaudited)	December 31, 2023
Cash and cash equivalents	$9,196	$7,731
Restricted cash	938	938
Accounts receivable, net of allowance of $1,364 and $1,278	99	91
Income tax receivable	416	465
Inventories, net	13,155	14,535
Prepaid expenses and other current assets	2,214	1,774
Deferred commissions	1,910	2,130
Total current assets	27,928	27,664
Property and equipment, net	3,303	4,147
Operating lease right-of-use assets	2,807	3,315
Other assets	3,511	3,751
Deferred tax assets, net	1,690	1,611
Long-term restricted cash	676	718
Total assets	$39,915	$41,206
LIABILITIES AND SHAREHOLDERS’ EQUITY
Commissions and incentives payable	$8,011	$8,175
Accrued expenses	5,965	6,779
Deferred revenue	4,152	4,786
Accounts payable	3,454	4,010
Taxes payable	1,743	1,521
Current notes payable	369	240
Current portion of finance lease liabilities	267	269
Total current liabilities	23,961	25,780
Long-term notes payable	3,600	—
Operating lease liabilities, excluding current portion	1,975	2,582
Other long-term liabilities	1,360	1,404
Finance lease liabilities, excluding current portion	820	956
Total liabilities	31,716	30,722

Shareholders’ equity:
Preferred stock, $0.01 par value, 1,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.0001 par value, 99,000,000 shares authorized, 2,742,857 shares issued and 1,884,814 shares outstanding as of June 30, 2024 and 2,742,857 shares issued and 1,860,154 shares outstanding as of December 31, 2023	—	—
Additional paid-in capital	32,982	33,309
Accumulated deficit	(745)	(1,301)
Accumulated other comprehensive loss	(4,102)	(1,015)
Treasury stock, at average cost, 858,043 shares as of June 30, 2024 and 882,703 shares as of December 31, 2023	(19,936)	(20,509)
Total shareholders’ equity	8,199	10,484
Total liabilities and shareholders’ equity	$39,915	$41,206

MANNATECH, INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share information)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net sales	$27,740	$32,594	$57,133	$66,708
Cost of sales	6,363	7,004	12,658	14,417
Gross profit	21,377	25,590	44,475	52,291
Operating expenses:
Commissions and incentives	11,660	13,465	23,345	27,022
Selling and administrative expenses	10,860	13,079	21,452	25,510
Total operating expenses	22,520	26,544	44,797	52,532
Loss from operations	(1,143)	(954)	(322)	(241)
Interest (expense) income, net	(105)	(10)	(87)	14
Other income, net	1,120	150	1,990	483
(Loss) income before income taxes	(128)	(814)	1,581	256
Income tax provision	(496)	(291)	(1,025)	(757)
Net (loss) income	$(624)	$(1,105)	$556	$(501)
(Loss) income per common share:
Basic	$(0.33)	$(0.59)	$0.30	$(0.27)
Diluted	$(0.33)	$(0.59)	$0.30	$(0.27)
Weighted-average common shares outstanding:
Basic	1,885	1,870	1,885	1,871
Diluted	1,885	1,870	1,885	1,871

Net sales by region for the three and six months ended June 30, 2024 and 2023 were as follows (in millions, except percentages):

	Three Months Ended June 30,				Six Months Ended June 30,
Region	2024		2023		2024		2023
Americas	$9.5	34.3%	$10.6	32.5%	$19.7	34.5%	$21.1	31.6%
Asia/Pacific	15.9	57.4%	19.3	59.2%	33.0	57.8%	40.4	60.6%
EMEA	2.3	8.3%	2.7	8.3%	4.4	7.7%	5.2	7.8%
Total sales	$27.7	100.0%	$32.6	100.0%	$57.1	100.0%	$66.7	100.0%

Non-GAAP Financial Measures (Sales, Gross Profit and Income from Operations in Constant Dollars)
To supplement its financial results presented in accordance with generally accepted accounting principles in the United States (“GAAP”), Mannatech discloses operating results that have been adjusted to exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, including changes in: Net Sales, Gross Profit, and Income from Operations. It refers to these adjusted financial measures as Constant dollar items, which are non-GAAP financial measures. The company believes these measures provide investors with an additional perspective on trends. To exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, it calculates current year results and prior year results at a constant exchange rate, which is the prior year’s rate. Currency impact is determined as the difference between the actual GAAP results and the recalculated results for the current year at the Constant dollar rates.
The tables below reconcile second quarter 2024 and year-to-date Constant dollar net sales, gross profit and income from operations to GAAP net sales, gross profit and income from operations. (in millions, except percentages):

Three-month period ended	June 30, 2024			June 30, 2023	Constant $ Change
	GAAP Measure: Total $	Translation Adjustment	Non-GAAP Measure: Constant $	GAAP Measure: Total $	Dollar	Percent
Net sales	$27.7	$0.7	$28.4	$32.6	$(4.2)	(12.9)%
Gross profit	21.4	0.5	21.9	25.6	(3.7)	(14.5)%
Loss from operations	(1.1)	0.1	(1.0)	(1.0)	—	—%

Six-month period ended	June 30, 2024			June 30, 2023	Constant $ Change
	GAAP Measure: Total $	Translation Adjustment	Non-GAAP Measure: Constant $	GAAP Measure: Total $	Dollar	Percent
Net sales	$57.1	$1.5	$58.6	$66.7	$(8.1)	(12.1)%
Gross profit	44.5	1.2	45.7	52.3	(6.6)	(12.6)%
(Loss) income from operations	(0.3)	$0.4	0.1	(0.2)	0.3	(150.0)%